Exhibit 10.1

Global Partners LP

Long-Term Incentive Plan
Grant of Phantom Units

Grantee:    ____________ (the “Grantee”)

Grant Date:    ____________ (the “Grant Date”)

1. Grant of Phantom Units.   Global GP LLC (“GPLLC”) hereby grants to you ____________________  (______)  Phantom Units under the Global Partners LP Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this agreement (“Agreement”). For the avoidance of doubt, this grant of Phantom Units does not include a tandem grant of distribution equivalent rights.

2. Vesting/Forfeitures.  Except as otherwise provided in this Agreement, the Phantom Units will vest in accordance with the vesting schedule set forth in the following table, provided that your service as a director does not terminate from the Grant Date through each vesting date set forth below (each, a “Vesting Date”):

Vesting Date	Cumulative Vested Percentage
_______, 20__	33⅓%
_______, 20__	66⅔%
_______, 20__	100%

If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Phantom Unit becoming vested, the number of Phantom Units vesting on such date shall be rounded up to the next whole number of Phantom Units.

3. Events Occurring Prior to Vesting. Notwithstanding Paragraph 2 to the contrary,

(a) Death or Disability.   If your service as a director of GPLLC terminates as a result of your death or a “disability,” as defined in Section 409A(a)(2)(C) of the Code, the Board, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall become vested, shall be forfeited, or shall continue to vest pursuant to their terms as if your service as a director of GPLLC had continued through the date upon which the last Phantom Units granted hereunder are vested and paid.

(b) Resignation and Other Terminations of Service.   If you voluntarily resign from your service as a director with GPLLC, fail to be nominated for re-election as a director with GPLLC, or are otherwise not re-elected as a director with GPLLC, the Board, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall (i) remain outstanding and continue to vest on each remaining Vesting Date in accordance with the vesting schedule set forth in Paragraph 2 as if you continued to serve as a director, (ii) become immediately vested, or (iii) be forfeited.
(c) Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of GPLLC or of Global Partners LP (the “Partnership”) to any Person and/or its Affiliates, other than to GPLLC, the Partnership and/or any of their Affiliates; the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in GPLLC cease to be owned by the Persons (including Affiliates thereof) who own such interests as of the effective date of the initial public offering of Units (each such Person, an “Original Holder”); provided that, any transaction involving a transfer from an Original Holder to another Original Holder shall be disregarded for purposes of Paragraph 3(c)(ii) and shall not be considered in determining whether a Change of Control has occurred; or (iii) GPLLC (or an Affiliate thereof) ceasing to be the general partner of the Partnership.

For purposes of this Paragraph 3, “service as a director” shall include being a Director of, or a Consultant to, GPLLC or an Affiliate.

4. Payments.  As soon as administratively practicable after a Vesting Date, or, if vesting occurs upon a Change of Control as provided in Paragraph 3(c) above, as soon as administratively practicable on or following such Change of Control, but in all events not later than 2½ months following the vesting of the Phantom Unit, you shall be paid a cash payment equal to the Fair Market Value of one Common Unit representing a limited partner interest in Global Partners LP on the day immediately preceding the payment date for each vested Phantom Unit that is to be settled.  Notwithstanding the foregoing, in the event that any Phantom Units vest pursuant to Paragraph 3(b)(i), you shall receive payment for each such vested Phantom Unit on the originally scheduled Vesting Date, subject to Paragraph 6.

5. Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6. Rights of the Grantee.  No Units shall be issued to the Grantee at the time the grant is made nor at the time of the settlement of the Phantom Units, and the Grantee shall not be, nor have any of the rights and privileges of, a unitholder with respect to the Phantom Units granted under this Agreement.  The Grantee shall have no voting rights with respect to the Phantom Units.

7. Taxes and Withholding. You are responsible for any federal, state, local or non-U.S. taxes that arise in connection with the Phantom Units. GPLLC shall take no action to withhold such taxes.
8. Insider Trading Policy. The terms of the Partnership’s Insider Trading Policy with respect to Units are incorporated herein by reference.
9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of GPLLC and upon any person lawfully claiming under you.

10. Entire Agreement.  The Plan and this Agreement constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby; provided, however, that this Agreement is in addition to and does not supersede or replace any prior or contemporaneous agreement between you and GPLLC, the Partnership, or any of their Affiliates relating to confidentiality, non-disclosure, non-competition, or non-solicitation.

11. Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of GPLLC.

12. Conflicts and Governing Law.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

GLOBAL GP LLC

By:_____________________________________________________

Name:_____________________________________________________

Title:_____________________________________________________

GRANTEE

By:_____________________________________________________

Name:_____________________________________________________

Title:_____________________________________________________